Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES SECOND QUARTER RESULTS,
DECLARES THIRD QUARTER CASH DIVIDEND

COLUMBUS, Georgia - July 30, 2013 - Aflac Incorporated today reported its second quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues rose 2.4% to $6.0 billion during the second quarter of 2013, compared with $5.9 billion in the second quarter of 2012. Net earnings were $889 million, or $1.90 per diluted share, compared with $483 million, or $1.03 per share, a year ago.

Net earnings in the second quarter of 2013 included after-tax realized investment gains, net of realized investment losses, of $130 million, or $.28 per diluted share, compared with net after-tax losses of $272 million, or $.58 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $55 million, or $.12 per diluted share. On an after-tax basis, hedging costs related to certain dollar investments of Aflac Japan were $4 million in the quarter, or $.01 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $79 million, or $.17 per diluted share.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company's underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items. Aflac's derivative activities primarily include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with the company's senior and subordinated notes; and foreign currency forwards used in hedging foreign exchange risk on U.S. dollar-denominated securities. Management uses operating earnings to evaluate the financial performance of Aflac's insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company's insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac's insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan's yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for a limited number of transactions, which includes the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

Operating earnings in the second quarter were $759 million, compared with $755 million in the second quarter of 2012. Operating earnings per diluted share increased slightly by .6% to $1.62 in the quarter, compared with $1.61 a year ago. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.22 for the second quarter. Excluding the impact from the weaker yen, operating earnings per share increased 14.3%.

Results for the first six months of 2013 were also suppressed due to the weaker yen. Total revenues were up .9% to $12.3 billion, compared with $12.1 billion in the first half of 2012. Net earnings were $1.8 billion, or $3.80 per diluted share, compared with $1.3 billion, or $2.71 per diluted share, for the first six months of 2012. Operating earnings for the first half of 2013 were $1.5 billion, or $3.31 per diluted share, compared with $1.6 billion, or $3.35 per diluted share, in 2012. Excluding the negative impact of $.37 per share from the weaker yen, operating earnings per diluted share rose 9.9% for the first six months of 2013.

Reflecting the weaker yen/dollar exchange rate, total investments and cash at the end of June 2013 were $103.9 billion, compared with $107.4 billion at March 31, 2013.

In the second quarter, Aflac repurchased approximately $129 million, or about 2.3 million shares, of its common stock. For the first half of the year, the company purchased $279 million, or 5.3 million of its shares. At the end of June, the company had 17.2 million shares available for purchase under its share repurchase authorization.

Shareholders' equity was $13.7 billion, or $29.46 per share, at June 30, 2013, compared with $15.5 billion, or $33.34 per share, at March 31, 2013. Shareholders' equity at the end of the second quarter included a net unrealized loss on investment securities and derivatives of $209 million, compared with a net unrealized gain of $2.0 billion at the end of March 2013. The annualized return on average shareholders' equity in the second quarter was 24.3%. On an operating basis (excluding total net realized investment gains/losses in net earnings, and unrealized investment and derivative gains/losses in shareholders' equity), the annualized return on average shareholders' equity was 22.1% for the second quarter.

AFLAC JAPAN

In yen terms, Aflac Japan's premium income rose 8.6% in the second quarter. Net investment income increased 16.6%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 44% of Aflac Japan's second quarter investment income was dollar-denominated. Total revenues were up 10.0%. The pretax operating profit margin increased over the second quarter of 2012, improving to 21.5% from 19.6%, reflecting lower benefit and expense ratios, compared with a year ago. Pretax operating earnings in yen increased 20.1%. Excluding the impact of foreign currency on Aflac Japan's dollar-denominated investment income and expenses, pretax operating earnings increased 13.5%. For the first half of the year, premium income in yen increased 9.2%, and net investment income rose 11.8%. Total revenues in yen were up 9.8%, and pretax operating earnings grew 15.2%.

The average yen/dollar exchange rate in the second quarter of 2013 was 98.76, or 18.8% weaker than the average rate of 80.19 in the second quarter of 2012. For the first six months, the average exchange rate was 95.60, or 16.4% weaker than the rate of 79.88 a year ago. Aflac Japan's growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker yen/dollar exchange rate.

In dollar terms, premium income decreased 11.8% to $3.7 billion in the second quarter. Net investment income was down 5.4% to $653 million. Total revenues decreased 10.7% to $4.4 billion. Pretax operating earnings declined 2.5% to $940 million. For the first six months, premium income was $7.6 billion, or 8.9% lower than a year ago. Net investment income fell 6.6% to $1.3 billion. Total revenues were down 8.3% to $9.0 billion. Pretax operating earnings were $1.9 billion, or 3.7% lower than a year ago.

In the second quarter, total new annualized premium sales fell 43.1% to ¥30.3 billion, or $307 million. Third sector sales, which include cancer and medical products, decreased 4.9% in the quarter. As expected, sales of the WAYS product declined sharply in the second quarter, leading to a 67.2% decline in bank channel sales.

For the first six months of the year, new annualized premium sales were down 20.4% to ¥84.1 billion, or $885 million.

AFLAC U.S.

Aflac U.S. premium income increased 3.5% to $1.3 billion in the second quarter. Net investment income was up 3.1% to $158 million. Total revenues increased 3.4% to $1.5 billion. The pretax operating profit margin increased to 19.5% from 18.3% a year ago, reflecting improvement in the benefit ratio. Pretax operating earnings were $283 million, an increase of 9.9% for the quarter. For the first six months, total revenues were up 3.6% to $2.9 billion and premium income rose 3.8% to $2.6 billion. Net investment income increased 3.2% to $314 million. Pretax operating earnings were $564 million, 6.6% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 1.4% in the quarter to $364 million. Additionally, persistency in the quarter was 76.3%, compared with 76.6% a year ago. For the first half of the year, total new sales declined 1.9% to $696 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.35 per share is payable on September 3, 2013, to shareholders of record at the close of business on August 21, 2013.

OUTLOOK

Commenting on the company's second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Aflac Japan's financial results were strong for the quarter, although they were masked by a substantially weaker yen. As anticipated, Aflac Japan's overall sales were down significantly in the second quarter. This was primarily the result of two factors: the repricing of WAYS and other first sector products, reflecting lower assumed interest rates; and improved investment returns for equities and fixed-income investments, which caused customers at banks to shift their focus from WAYS-type insurance products to investment trusts. Keep in mind, however, our sales target and focus is centered around the sale of Aflac Japan's third sector products, including cancer and medical. While third sector sales were down in the second quarter as expected, we continue to believe consumer response to our third sector products will be strong in the second half of 2013, particularly the fourth quarter, in large part due to the new medical product we'll be introducing in August. Therefore, we continue to believe Aflac Japan's sales of third sector products will be flat to up 5% for the full year. As we look ahead, I am very pleased with the new agreement Aflac Japan signed with the Japan Post group last week. This new agreement enhances our distribution and allows us to reach new consumers with our cancer insurance products.”

“Aflac U.S. sales generated an increase of 1.4% in the second quarter, leading to a decrease of 1.9% for the first half of the year. While the unemployment rate has shown some signs of improvement, we continue to see hiring remain weak, especially at smaller employers where 90% of our business is written. While we're busy laying the groundwork for future growth, we're still working hard to achieve our annual sales target. We believe the need for our products remains very strong and are taking measures to better reach potential customers. We continue to look for opportunities to leverage our strong brand and relevant product portfolio in the evolving health care environment.

“Another important aspect of our business is maintaining strong capital ratios on behalf of our policyholders and bondholders, as measured by the risk based capital (RBC) ratio and the solvency margin ratio (SMR). While we have not yet completed our statutory or FSA financial statements for the second quarter, we estimate our quarterly RBC ratio at June 30 will be above 700%, which is higher than our 2012 year-end ratio of 630%. Additionally, we estimate that as of June 30, 2013, Aflac Japan's SMR will be approximately 585%, compared with 686% at the end of the first quarter. The decline in the SMR was primarily due to a spike in U.S. interest rates and the increase in Japanese interest rates, which lowered market values of the available-for-sale investment portfolio in Japan. It's important to note that the second quarter estimate for the SMR remains at the high end of our targeted range of 500% to 600%.

“I am pleased that our Japan new money yield for the first half of the year was 3.02%, which is significantly higher than our new money yield of 2.0% in the first half of 2012. In light of the financial market volatility in both the United States and Japan in the second quarter, our investment team has been carefully evaluating investment options related to our asset allocation, as well as strategies to help mitigate interest rate risk. As such, we expect to allocate the majority of third quarter cash flows to JGBs and underweight the allocation to U.S. corporate hedged bonds. We remain committed to further building out our investment functions and capabilities to enable us to respond to a changing economic environment.

“As I communicated at our financial analysts meeting, our intention is to repurchase $600 million of our shares for the full year. Additionally, our current plan remains to increase our share repurchase next year by purchasing $600 to $900 million of our shares.

“Our objective for 2013 is to increase operating earnings per diluted share 4% to 7%, excluding the impact of the yen. Although we are above that range for the first half of the year, we plan on increasing spending in the second half of 2013. In Japan, we will increase expenditures on advertising and promotion for our new product launch in August. In the United States, we anticipate increased costs associated with initiatives related to health care reform. As such, we expect operating earnings to increase approximately 5% for the full year, before the impact of foreign currency. We will face a difficult comparison in the third quarter due to the tax benefit of $.10 per diluted share recognized in the same period last year. If the yen averages 95 to 105 to the dollar for the third quarter, we would expect earnings in the third quarter to be approximately $1.41 to $1.51 per diluted share. Using that same exchange rate assumption, we would expect full-year reported operating earnings to be about $5.83 to $6.37 per diluted share.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the number one provider of guaranteed-renewable insurance. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products provide protection to more than 50 million people worldwide. For seven consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2013, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 15th consecutive year. Also, in 2013, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 12th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac's Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac's investment holdings in the financial sector that includes separate listings of the company's sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 31, 2013.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2013	2012	% Change
Total revenues	$6,044	$5,902	2.4%
Benefits and claims	3,411	3,763	(9.4)
Total acquisition and operating expenses	1,275	1,398	(8.7)
Earnings before income taxes	1,358	741	83.3
Income taxes	469	258
Net earnings	$889	$483	83.9%
Net earnings per share – basic	$1.91	$1.04	83.7%
Net earnings per share – diluted	1.90	1.03	84.5
Shares used to compute earnings per share (000):
Basic	465,213	466,788	(.3)%
Diluted	467,975	468,590	(.1)
Dividends paid per share	$.35	$.33	6.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2013	2012	% Change
Total revenues	$12,252	$12,142.9%
Benefits and claims	6,932	7,409	(6.4)
Total acquisition and operating expenses	2,601	2,790	(6.8)
Earnings before income taxes	2,719	1,943	40.0
Income taxes	938	675
Net earnings	$1,781	$1,268	40.4%
Net earnings per share – basic	$3.82	$2.72	40.4%
Net earnings per share – diluted	3.80	2.71	40.2
Shares used to compute earnings per share (000):
Basic	465,834	466,337	(.1)%
Diluted	468,546	468,561	—
Dividends paid per share	$.70	$.66	6.1%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2013	2012	% Change
Assets:
Total investments and cash	$103,936	$109,255	(4.9)%
Deferred policy acquisition costs	9,028	9,961	(9.4)
Other assets	3,349	2,993	11.9
Total assets	$116,313	$122,209	(4.8)%
Liabilities and shareholders’ equity:
Policy liabilities	$90,626	$99,125	(8.6)%
Notes payable	4,946	3,672	34.7
Other liabilities	7,045	5,233	34.6
Shareholders’ equity	13,696	14,179	(3.4)
Total liabilities and shareholders’ equity	$116,313	$122,209	(4.8)%
Shares outstanding at end of period (000)	464,820	468,110	(.7)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2013	2012	% Change
Operating earnings	$759	$755.5%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	55	(228)
Hedge costs related to foreign currency investments	(4)	—
Impact of other derivative/hedging activities	79	(44)
Net earnings	$889	$483	83.9%

Operating earnings per diluted share	$1.62	$1.61	.6%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.12	(.49)
Hedge costs related to foreign currency investments	(.01)	—
Impact of other derivative/hedging activities	.17	(.09)
Net earnings per diluted share	$1.90	$1.03	84.5%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2013	2012	% Change
Operating earnings	$1,549	$1,569	(1.3)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	97	(310)
Hedge costs related to foreign currency investments	(7)	—
Impact of other derivative/hedging activities	142	9
Net earnings	$1,781	$1,268	40.4%

Operating earnings per diluted share	$3.31	$3.35	(1.2)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.20	(.66)
Hedge costs related to foreign currency investments	(.02)	—
Impact of other derivative/hedging activities	.31	.02
Net earnings per diluted share	$3.80	$2.71	40.2%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(8.3)%	7.4%
Net investment income	(3.8)	6.2
Total benefits and expenses	(9.2)	6.2
Operating earnings	.5	14.1
Operating earnings per diluted share	.6	14.3

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2013	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(6.0)%	7.8%
Net investment income	(4.7)	3.9
Total benefits and expenses	(6.5)	6.9
Operating earnings	(1.3)	9.8
Operating earnings per diluted share	(1.2)	9.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2013 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2012			Yen Impact
79.81*	$6.86	-	7.06	3.9	-	7.0%	$—
90	6.37	-	6.57	(3.5)	-	(.5)	(.49)
95	6.17	-	6.37	(6.5)	-	(3.5)	(.69)
100	5.99	-	6.19	(9.2)	-	(6.2)	(.87)
105	5.83	-	6.03	(11.7)	-	(8.6)	(1.03)
*Actual 2012 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; impairment of financial institutions; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; increased derivative activities; ongoing changes in our industry; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunications, information technology, and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com